Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Plan and 2015 Stock Option and Grant Plan of DocSend, Inc. of our reports dated February 19, 2021, with respect to the consolidated financial statements of Dropbox, Inc. and the effectiveness of internal control over financial reporting of Dropbox, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
April 30, 2021